PIONEER VARIABLE CONTRACTS TRUST

                        CLASS II SHARES DISTRIBUTION PLAN


         CLASS II SHARES DISTRIBUTION PLAN, dated as of July 1, 1998 of PIONEER VARIABLE CONTRACTS TRUST, a Delaware business trust (the "Trust"), on behalf of each series of the Trust listed in SCHEDULE A hereto (each, a "Series").

                                   WITNESSETH

         WHEREAS, the Trust is engaged in business as an open-end, diversified, management investment company and is registered under the Investment Company Act of 1940, as amended (collectively with the rules and regulations promulgated thereunder, the "1940 Act");

         WHEREAS, the Trust intends to distribute shares of beneficial interest (the "Class II Shares") of the Trust in accordance with Rule 12b-1 promulgated by the Securities and Exchange Commission under the 1940 Act ("Rule 12b-1"), and desires to adopt this Class II Shares distribution plan (the "Class II Plan") as a plan of distribution pursuant to such Rule;

         WHEREAS, the Trust desires that Pioneer Funds Distributor, Inc., a Massachusetts corporation ("PFD"), provide certain distribution services for the Trust's Class II Shares in connection with the Class II Plan;

         WHEREAS, the Trust has entered into an underwriting agreement (in a form approved by the Trust's Board of Trustees in a manner specified in such Rule 12b-1) with PFD (the "Underwriting Agreement");

         WHEREAS, the Trust also recognizes and agrees that (a) PFD may retain the services of firms or individuals to act as dealers or wholesalers (collectively, the "Dealers") of the Class II Shares in connection with the offering of Class II Shares, (b) PFD may compensate insurance companies and distributors of variable contracts and administrators of qualified pension and retirement plans ("Administrators") for distribution and account maintenance services that include the Class II shares as a funding vehicle under variable contracts, other insurance products and qualified pension and retirement plans,
(c) PFD may compensate any Dealer or Administrator that sells Class II Shares in the manner and at the rate or rates to be set forth in an agreement between PFD and such Dealer or Administrator and (d) PFD may make such payments to Dealers or Administrators for distribution services out of the fee paid to PFD hereunder, any deferred sales charges imposed by PFD in connection with the repurchase of Class II shares, its profits or any other source available to it;

         WHEREAS, the Trust recognizes and agrees that PFD may impose certain deferred sales charges in connection with the repurchase of Class II Shares by the Trust, and PFD may retain (or receive from the Trust, as the case may be) all such deferred sales charges; and

         WHEREAS, the Board of Trustees of the Trust, in considering whether the Trust should adopt and implement this Class II Plan, has evaluated such information as it deemed necessary to an informed determination whether this Class II Plan should be adopted and implemented and


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has considered such pertinent factors as it deemed necessary to form the basis for a decision to use assets of the Trust for such purposes, and has determined that there is a reasonable likelihood that the adoption and implementation of this Class II Plan will benefit the Trust and its Class II shareholders;

         NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts this Class II Plan for each Series as a plan of distribution of such Series' Class II Shares in accordance with Rule 12b-1, on the following terms and conditions:

         1. (a) The Trust, on behalf of each Series, is authorized to compensate PFD for (1) distribution services and (2) personal and account maintenance services performed and expenses incurred by PFD in connection with each Series' Class II Shares. Such compensation shall be calculated and accrued daily and paid monthly or at such other intervals as the Board of Trustees may determine.

                  (b) The amount of compensation paid during any one year for distribution services with respect to Class II Shares and personal and account maintenance services and expenses with respect to Class II Shares shall be .25% of the Trust's average daily net assets attributable to Class II Shares for such year.

                  (c) Distribution services and expenses for which PFD may be compensated pursuant to this Plan include, but are not limited to: compensation to and expenses (including allocable overhead, travel and telephone expenses) of (i) insurance companies that offer Class II shares pursuant to variable contracts and other insurance products, or other broker-dealer affiliates, (ii) Dealers, brokers and other dealers who are members of the National Association of Securities Dealers, Inc. ("NASD") or their officers, sales representatives and employees, (iii) PFD and any of its affiliates and any of their respective officers, sales representatives and employees, (iv) banks and their officers, sales representatives and employees, who engage in or support distribution of the Trust's Class II Shares, (v) administrators of qualified pension and retirement plans; printing of reports and prospectuses for other than existing shareholders; and preparation, printing and distribution of sales literature and advertising materials.

                  (d) Personal and account maintenance services and expenses for which PFD or any of its affiliates, insurance companies, banks, Dealers or Administrators may be compensated pursuant to this Plan include, but are not limited to: payments made to or on account of PFD or any of its affiliates, banks, administrators of qualified pension and retirement plans, other brokers and dealers who are members of the NASD, insurance companies, or their officers, sales representatives and employees, who respond to inquiries of, and furnish assistance to, shareholders regarding their ownership of Class II Shares or their accounts or who provide similar


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                  services not otherwise provided by or on behalf of the
                  Trust. As partial consideration for personal services and/or account maintenance services provided by PFD to the Class II Shares, PFD shall be entitled to be paid any fees payable under this clause (d) with respect to Class II Shares for which no dealer of record exists, where less than all consideration has been paid to a dealer of record or where qualification standards have not been met.

                 (e) PFD may impose certain deferred sales charges in connection with the repurchase of Class II Shares by the Trust and PFD may retain (or receive from the Trust as the case may be) all such deferred sales charges.

                 (f) Appropriate adjustments to payments made pursuant to clause (b) of this paragraph 1 shall be made whenever necessary to ensure that no payment is made by the Trust in excess of the applicable maximum cap imposed on asset based, front-end and deferred sales charges by the NASD Conduct Rule 2830.

         2. The Trust understands that agreements between PFD and Dealers or Administrators may provide for payment of fees to Dealers or Administrators in connection with the sale of Class II Shares and the provision of services to shareholders of the Trust. Nothing in this Class II Plan shall be construed as requiring the Trust to make any payment to any Dealer or Administrator or to have any obligations to any Dealer or Administrator in connection with services as a dealer of the Class II Shares. PFD shall agree and undertake that any agreement entered into between PFD and any Dealer or Administrator shall provide that such Dealer or Administrator shall look solely to PFD for compensation for its services thereunder and that in no event shall such Dealer or Administrator seeks any payment from the Trust or a Series.

         3. Nothing herein contained shall be deemed to require the Trust to take any action contrary to its Declaration of Trust, as it may be amended or restated from time to time, or By-Laws or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust's Board of Trustees of the responsibility for and control of the conduct of the affairs of the Trust.

         4. This Class II Plan shall become effective upon approval by (i) a vote of the Board of Trustees and (ii) a vote of a majority of the Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Class II Plan or in any agreements related to the Class II Plan (the "Qualified Trustees"), such votes with respect to (i) and (ii) above to be cast in person at a meeting called for the purpose of voting on this Class II Plan.

         5. This Class II Plan will remain in effect indefinitely, provided that such continuance is "specifically approved at least annually" by a vote of both a majority of the Trustees of the Trust and a majority of the Qualified Trustees. If such annual approval is not obtained, this Class II Plan shall expire on July 1, 1999.


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         6. This Class II Plan may be amended at any time by the Board of
Trustees, provided that this Class II Plan may not be amended to increase materially the limitations on the annual percentage of average net assets which may be expended hereunder without the approval of holders of a "majority of the outstanding voting securities" of Class II of the Trust and may not be materially amended in any case without a vote of a majority of both the Trustees and the Qualified Trustees. This Class II Plan may be terminated at any time by a vote of a majority of the Qualified Trustees or by a vote of the holders of a "majority of the outstanding voting securities" of Class II of the Trust.

         7. The Trust and PFD shall provide to the Trust's Board of Trustees, and the Board of Trustees shall review, at least quarterly, a written report of the amounts expended under this Class II Plan and the purposes for which such expenditures were made.

         8. While this Class II Plan is in effect, the selection and nomination of Qualified Trustees shall be committed to the discretion of the Trustees who are not "interested persons" of the Trust.

         9. For the purposes of this Class II Plan, the terms "interested persons," "majority of the outstanding voting securities" and "specifically approved at least annually" are used as defined in the 1940 Act.

         10. The Trust shall preserve copies of this Class II Plan, and each agreement related hereto and each report referred to in Paragraph 7 hereof (collectively, the "Records"), for a period of not less than six (6) years from the end of the fiscal year in which such Records were made and, for a period of two (2) years, each of such Records shall be kept in an easily accessible place.

         11. This Class II Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts and the applicable provisions of the 1940 Act.

         12. If any provision of this Class II Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Class II Plan shall not be affected thereby.


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                                   SCHEDULE A

        The following series of the Trust have adopted this Class II Shares Distribution Plan:

                  Pioneer America Income VCT Portfolio
                  Pioneer Balanced VCT Portfolio
                  Pioneer Emerging Markets VCT Portfolio
                  Pioneer Equity-Income VCT Portfolio
                  Pioneer Europe VCT Portfolio
                  Pioneer Europe Select VCT Portfolio
                  Pioneer Fund VCT Portfolio
                  Pioneer Global Financials VCT Portfolio
                  Pioneer Global Health Care VCT Portfolio
                  Pioneer Global Telecoms VCT Portfolio
                  Pioneer Growth Shares VCT Portfolio
                  Pioneer High Yield VCT Portfolio
                  Pioneer International Growth VCT Portfolio
                  Pioneer Mid-Cap Value VCT Portfolio
                  Pioneer Money Market VCT Portfolio
                  Pioneer Real Estate Growth VCT Portfolio
                  Pioneer Science & Technology VCT Portfolio
                  Pioneer Small Company VCT Portfolio
                  Pioneer Strategic Income VCT Portfolio
                  Pioneer Swiss Franc VCT Portfolio